                                                                    EXHIBIT 99.1


                                                                  (CENTENE LOGO)

NEWS RELEASE

Contact:          Centene Corporation
                  Karey L. Witty
                  Chief Financial Officer
                  (314) 725-4477

                  Investor Relations
                  In-Site Communications
                  Lisa M. Wilson
                  President
                  (212) 759-3929

          CENTENE CORPORATION REPORTS FIFTEENTH CONSECUTIVE QUARTER OF
           INCREASED PROFITABILITY AND IMPLEMENTS MULTI-LINE STRATEGY

ST. LOUIS, MISSOURI (April 30, 2003) -- Centene Corporation (Nasdaq: CNTE) today announced its financial results for the quarter ended March 31, 2003.

FIRST QUARTER HIGHLIGHTS

         o Revenues of $177.4 million, an 85% increase over the first quarter of 2002.

         o Earnings from operations of $10.1 million, a 62% increase over the first quarter of 2002.

         o        Earnings per diluted share of $0.60.

         o        Organic membership growth of 38% over first quarter of 2002.

         o        Operating cash flows of $9.9 million.

         o Days in claims payable of 58.1, reflecting reduced claims inventory per member, continuing efficiencies in claims processing, a full quarter consolidation of New Jersey and physician quality bonuses.

         o Acquisition of 63.7% ownership interest in Group Practice Affiliates, an Atlanta-based behavioral healthcare services company, and assets of ScriptAssist, a medication compliance company.

         o Health benefits ratio of 83.4%, within the Company's target range of 82.0% to 83.5% and at forecasted levels for New Jersey.

Michael F. Neidorff, Centene's president and chief executive officer, said, "This is our first quarter reflecting the implementation of our long-stated strategy of developing a Medicaid focused, multi-line company. We are pleased to again deliver results that are consistent and in-line with our internal expectations and the diversity of our growing business. These results reflect our first at-risk SSI membership, two new specialty companies, solid margins in our state health plans, and ongoing tight controls over corporate expenses.

Our results confirm the premise under which we operate, to work with the states on their budget issues while improving the quality of care and health outcomes of our recipients and diversifying into fee-for-service business."

Neidorff continued, "Consistent with our strategy to diversify our business into areas that affect our managed Medicaid population, we entered into a joint venture with Group Practice Affiliates, a behavioral healthcare company. This investment provides the opportunity to be proactive in an area that is often overlooked by healthcare providers. We are pleased with their progress to date in establishing a presence in Wisconsin, which will support our health plan, starting in the third quarter, and are developing additional outside fee-for-service business. Concurrently, we purchased the assets of ScriptAssist, which promotes adherence to prescription drugs, and integrated them into our NurseWise subsidiary. We will continue to develop opportunities to increase our revenue in this area and work toward our longer-term goal of becoming a multi-line government services provider."

"While the fiscal landscape remains challenging for many states, it is clearer than ever that the states are working with us as we help them find constructive solutions to their budget issues. We remain confident that there are significant opportunities to continue to grow our revenue base, expand membership, and complete strategic acquisitions," concluded Neidorff.

Membership totaled 419,300 at March 31, 2003, a 68.2% increase from 249,300 at March 31, 2002. The Company experienced solid growth in its Wisconsin and Texas markets during the quarter, while membership in its Indiana and New Jersey markets was stable. The state of Indiana altered its enrollment process to begin requiring in-person eligibility verification for Medicaid recipients who also receive food stamp benefits. This change temporarily reduced the Company's membership in this category. Centene adopted new procedures to preempt this issue in the future; however, the unusually inclement weather in Indiana during the first quarter further stalled the implementation measures. New Jersey membership will continue to be consistent, as planned, through the second quarter as the Company builds a solid base in this market. This initial experience is consistent with the Company's past acquisitions in Wisconsin and Texas.

The following table depicts membership in Centene's managed care organizations by state at March 31, 2003 and 2002:

                                               2003                  2002
                                           ------------          ------------
Wisconsin                                       139,100               114,600
Texas                                           122,700                57,100
Indiana                                         104,800                77,600
New Jersey                                       52,700                    --
                                           ------------          ------------

TOTAL                                           419,300               249,300
                                           ============          ============

The following table depicts membership in Centene's managed care organizations by member category at March 31, 2003 and 2002:

                                               2003                  2002
                                           ------------          ------------
Medicaid                                        344,700               224,900
SCHIP                                            66,600                21,900
SSI                                               8,000(a)              2,500(b)
                                           ------------          ------------

TOTAL                                           419,300               249,300
                                           ============          ============


         (a) 4,200 at-risk; 3,800 ASO

         (b) All ASO

The Company is also expanding its disclosure as it relates to claims information to include both period-end claims inventory as well as average claims inventory. While the period-end inventory count has declined over sequential quarters reflecting faster claims payment, the average inventory levels increased with the integration of both University Health Plans and the Texas Universities Health Plan SCHIP contracts, which added approximately 76,000 members. By example, the University Health Plans transaction closed December 1, 2002 and as such, a complete cycle of physician billings was not reflected due to a lag in provider claims submission.

STATEMENT OF EARNINGS HIGHLIGHTS

         o For the first quarter of 2003, revenues increased 85.3% to $177.4 million from $95.8 million in the first quarter of 2002. Net of acquisitions, revenue growth was $45.6 million, or 47.7%, over the same prior year period.

         o The health benefits ratio, which reflects medical services costs as a percent of premium revenues, was 83.4%, with the Medicaid component at 82.4% and compared to 82.5% for the same period in 2002. Both ratios were within the Company's targeted range of 82.0% to 83.5%. The Company experienced an increase in this ratio due to the addition of SSI risk members from its acquisition of 80% of University Health Plans in December 2002. The health benefits ratio for SSI is influenced by a small membership base and is therefore more volatile. As the SSI population reaches critical mass, the ratio for this SSI population is expected to normalize in a range of 83.0% to 86.0% percent.

         o General and administrative expenses as a percent of revenues on the Company's Medicaid business consistently decreased to 10.5% from 10.7% in the first quarter of 2002. Including the effects of the Company's specialty business, which has a higher level of general and administrative expenses, the consolidated general and administrative expense ratio remained constant at 10.9% quarter over quarter.

         o Earnings from operations increased 62.0% to $10.1 million from $6.3 million in 2002. Net earnings improved to $7.2 million, or $0.60 per diluted share, compared to $4.3 million, or $0.38 per diluted share, for the first quarter of 2002.

BALANCE SHEET HIGHLIGHTS

At March 31, 2003, the Company had cash and investments of $172.4 million, a portion of which is restricted due to state regulatory requirements. Medical claims liabilities totaled $94.8 million, representing 58.1 days in claims payable. A full reconciliation of the Company's change in days in claims payable from the immediately preceding quarter is highlighted below:

Full Quarter of New Jersey Medical Expense            (7.3)
Physician Quality Payments                            (3.3)
Pharmacy Accrual Changes                               0.4
Faster Payment Turn-Around                            (3.1)
Lower Ending Inventory                                (0.4)
                                                     -----
     Total                                           (13.7) days
                                                     =====

OUTLOOK

Karey L. Witty, Centene's chief financial officer, commented, "We anticipate 2003 revenue in the range of $720 million to $730 million and net earnings of $2.59 to $2.64 per share. This does not include the potential impact of any additional acquisitions we may undertake during 2003."

CONFERENCE CALL

As previously announced, the Company will host a conference call tomorrow, May 1, 2003, at 8:30 a.m. (Eastern Time) to review the financial results for the first quarter ended March 31, 2003, and to discuss its business outlook. Michael
F. Neidorff and Karey L. Witty will host the conference call. Investors are invited to participate in the conference call by dialing (800) 273-1254 in the United States and Canada, and (706) 679-8592 for international participants, or via a live Internet broadcast at the Company's website, www.centene.com. A replay of the call will be available from May 1, 2003, shortly after completion of the call and ending on May 14, 2003, at 11:59 p.m. Investors may dial (800) 642-1687 in the United States and (706) 645-9291 from abroad and enter access number 9309238. Additionally, the webcast will be archived for the same period at www.centene.com.

ABOUT CENTENE CORPORATION

Centene Corporation provides managed care programs and related services to individuals receiving benefits under Medicaid, including Supplemental Security Income (SSI), and the State Children's Health Insurance Program (SCHIP). The Company operates health plans in Wisconsin, Texas, Indiana and New Jersey. In addition, the Company contracts with other healthcare organizations to provide specialty services including behavioral health, nurse triage and pharmacy compliance.

The information provided in the second, third and fourth paragraphs following the bullet listing under "First Quarter Highlights," the second bullet under "Statement of Earnings Highlights" and the paragraph under "Outlook" above contain forward-looking statements that relate to future events and future financial performance of Centene. These forward-looking statements represent the Company's estimates as of April 30, 2003. Subsequent events and developments may cause the Company's estimates to change. The Company disclaims any obligation to update this forward-looking financial information in the future. Readers are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory, competitive and other factors that may cause Centene's or its industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Actual results may differ from projections or estimates due to a variety of important factors, including Centene's ability to accurately predict and effectively manage health benefits and other operating expenses, competition, changes in healthcare practices, changes in federal or state laws or regulations, inflation, provider contract changes, new technologies, reduction in provider payments by governmental payors, major epidemics, disasters and numerous other factors affecting the delivery and cost of healthcare. The expiration, cancellation or suspension of Centene's Medicaid managed care contracts by state governments would also negatively affect Centene.


                                 [Tables Follow]

                      CENTENE CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                          MARCH 31,    DECEMBER 31,
                                                                                            2003           2002
                                                                                        ------------   ------------
                                                                                         (UNAUDITED)
                                      ASSETS
CURRENT ASSETS:
   Cash and cash equivalents ........................................................   $     59,970   $     59,656
   Premium and related receivables, net of allowances of $215 and $219,
     respectively ...................................................................         19,925         16,773
   Short-term investments, at fair value (amortized cost $8,724 and $9,687,
     respectively) ..................................................................          8,719          9,571
   Deferred income taxes ............................................................          1,853          2,846
   Other current assets .............................................................          5,335          4,243
                                                                                        ------------   ------------
     Total current assets ...........................................................         95,802         93,089
LONG-TERM INVESTMENTS, at fair value (amortized cost $85,580 and $78,025,
   respectively) ....................................................................         87,187         79,666
RESTRICTED DEPOSITS, at fair value (amortized cost $16,322 and $15,561,
   respectively) ....................................................................         16,533         15,762
PROPERTY AND EQUIPMENT, net .........................................................          6,998          6,295
INTANGIBLE ASSETS, net ..............................................................         13,308         10,695
DEFERRED INCOME TAXES ...............................................................            630            472
OTHER ASSETS ........................................................................          4,289          4,348
                                                                                        ------------   ------------
     Total assets ...................................................................   $    224,747   $    210,327
                                                                                        ============   ============

                       LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
   Medical claims liabilities .......................................................   $     94,767   $     91,181
   Accounts payable and accrued expenses ............................................         13,041         10,748
   Other current liabilities ........................................................            370             --
                                                                                        ------------   ------------
     Total current liabilities ......................................................        108,178        101,929
OTHER LIABILITIES ...................................................................          6,319          5,334
                                                                                        ------------   ------------
     Total liabilities ..............................................................        114,497        107,263
MINORITY INTEREST ...................................................................            589            881
STOCKHOLDERS' EQUITY:
   Common stock, $.001 par value; authorized 40,000,000 shares; 10,943,142 and
     10,829,099 shares issued and outstanding, respectively .........................             11             11
   Additional paid-in capital .......................................................         72,640         72,377
Accumulated other comprehensive income:
   Net unrealized gain on investments, net of tax ...................................          1,141          1,087
Retained earnings ...................................................................         35,869         28,708
                                                                                        ------------   ------------
     Total stockholders' equity .....................................................        109,661        102,183
                                                                                        ------------   ------------
     Total liabilities and stockholders' equity .....................................   $    224,747   $    210,327
                                                                                        ============   ============

                      CENTENE CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF EARNINGS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                          THREE MONTHS ENDED MARCH 31,
                                                          ----------------------------
                                                              2003            2002
                                                          ------------    ------------
                                                                  (UNAUDITED)
REVENUES:
  Premiums ............................................   $    176,212    $     95,650
  Services ............................................          1,222             103
                                                          ------------    ------------
    Total revenues ....................................        177,434          95,753
                                                          ------------    ------------
EXPENSES:
  Medical costs .......................................        146,907          78,944
  Cost of services(a) .................................            975              82
  General and administrative expenses .................         19,405          10,465
                                                          ------------    ------------
    Total operating expenses ..........................        167,287          89,491
                                                          ------------    ------------
     Earnings from operations .........................         10,147           6,262
OTHER INCOME (EXPENSE):
  Investment and other income, net ....................            974             915
  Interest expense ....................................            (27)             --
                                                          ------------    ------------
     Earnings before income taxes .....................         11,094           7,177
INCOME TAX EXPENSE ....................................          4,233           2,877
MINORITY INTEREST .....................................            300              --
                                                          ------------    ------------
  Net earnings ........................................   $      7,161    $      4,300
                                                          ============    ============

EARNINGS PER COMMON SHARE, BASIC:
  Net earnings per common share .......................   $       0.66    $       0.43

EARNINGS PER COMMON SHARE, DILUTED:
  Net earnings per common share .......................   $       0.60    $       0.38

SHARES USED IN COMPUTING PER SHARE AMOUNTS:
  Basic ...............................................     10,898,849      10,091,348
  Diluted .............................................     11,838,177      11,317,634

(a) Cost of services includes salaries and wages of physicians, clinicians, therapists and teachers who provide specialty services.

                      CENTENE CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)



                                                                                             THREE MONTHS ENDED
                                                                                                 MARCH 31,
                                                                                        ----------------------------
                                                                                            2003            2002
                                                                                        ------------    ------------
                                                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net earnings .....................................................................   $      7,161    $      4,300
   Adjustments to reconcile net earnings to net cash provided by operating activities --
       Depreciation and amortization ................................................          1,379             476
       Stock compensation expense ...................................................              5               4
       Minority interest ............................................................           (300)             --
       Gain on sale of investments ..................................................           (293)           (205)
   Changes in assets and liabilities --
     Increase in premium and related receivables ....................................         (1,982)         (2,640)
     Increase in other current assets ...............................................           (626)         (2,413)
     Decrease in deferred income taxes ..............................................            803             288
     Decrease in other assets .......................................................             58              --
     Increase in medical claims liabilities .........................................          3,586           5,363
     Decrease in accounts payable and accrued expenses ..............................           (187)         (2,869)
     Increase in unearned revenues ..................................................             19              --
     Increase in other liabilities ..................................................            236              --
                                                                                        ------------    ------------
       Net cash provided by operating activities ....................................          9,859           2,304
                                                                                        ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property and equipment ...............................................           (684)         (1,338)
   Purchase of investments ..........................................................        (42,055)         (6,673)
   Sales and maturities of investments ..............................................         35,218          11,751
   Contract acquisitions ............................................................           (561)             --
   Investment in subsidiary .........................................................         (1,722)         (3,188)
                                                                                        ------------    ------------
       Net cash (used in) provided by investing activities ..........................         (9,804)            552
                                                                                        ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from exercise of stock options ..........................................            259              15
                                                                                        ------------    ------------
       Net cash provided by financing activities ....................................            259              15
                                                                                        ------------    ------------
       Net increase in cash and cash equivalents ....................................            314           2,871
                                                                                        ------------    ------------
CASH AND CASH EQUIVALENTS, beginning of period ......................................         59,656          88,867
                                                                                        ------------    ------------
CASH AND CASH EQUIVALENTS, end of period ............................................   $     59,970    $     91,738
                                                                                        ============    ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Interest paid ....................................................................   $         18    $         --
   Income taxes paid ................................................................   $      1,230    $      4,330

                               CENTENE CORPORATION
                           SUPPLEMENTAL FINANCIAL DATA

                                               Q1                 Q4                Q3              Q2
                                              2003               2002              2002            2002
                                           ------------      ------------      ------------    ------------
MEMBERSHIP
    Wisconsin ..........................        139,100           133,000           126,800         123,900
    Texas ..............................        122,700(a)        118,000(a)         67,800          61,900
    Indiana ............................        104,800           105,700           101,500          92,800
    New Jersey .........................         52,700            52,900                --              --
                                           ------------      ------------      ------------    ------------
      TOTAL ............................        419,300           409,600           296,100         278,600
                                           ============      ============      ============    ============
(a) Includes 12,000 members managed on an interim basis.

    Medicaid ...........................        344,700           336,100           264,100         252,100
    SCHIP ..............................         66,600            65,900            29,400          23,900
    SSI ................................          8,000             7,600             2,600           2,600
                                           ------------      ------------      ------------    ------------
      TOTAL ............................        419,300           409,600           296,100         278,600
                                           ============      ============      ============    ============

REVENUE PER MEMBER .....................   $     142.06      $     134.08      $     133.20    $     132.33

CLAIMS
    Period-end Inventory ...............        144,465           150,717           140,432         169,969
    Average Inventory ..................        131,382            73,800            51,700          79,000
    Period-end Inventory per Member ....           0.34              0.37              0.47            0.61

DAYS IN CLAIMS PAYABLE(b) ..............           58.1              71.8              62.7            65.6

(b) Days in Claims Payable is a calculation of Medical Claims Liabilities at the end of the period divided by average medical costs per calendar day for such period.

ANNUALIZED RETURN ON EQUITY(c) .........           27.0%             27.7%             27.5%           26.0%

(c) Annualized Return on Equity is calculated as follows: (net income for quarter x 4) divided by ((beginning of period equity + end of period equity) divided by 2).

HEALTH BENEFITS RATIO BY CATEGORY:

                                                     THREE MONTHS ENDED
                                                          MARCH 31,
                                                  ------------------------
                                                   2003              2002
                                                  ------            ------
Medicaid (excluding SSI) ......................    82.4%             82.5%
SSI ...........................................   104.2%                --
  Total .......................................    83.4%             82.5%

GENERAL AND ADMINISTRATIVE EXPENSE RATIO BY BUSINESS SEGMENT:

                                                     THREE MONTHS ENDED
                                                          MARCH 31,
                                                  ------------------------
                                                   2003              2002
                                                  ------            ------
Medicaid Managed Care .........................    10.5%             10.7%
Specialty Services ............................    18.6%             20.1%
  Total .......................................    10.9%             10.9%


                           MEDICAL CLAIMS LIABILITIES
                                 (IN THOUSANDS)


Four rolling quarters of the changes in medical claims liabilities are summarized as follows:

BALANCE, MARCH 31, 2002 ........   $   64,928
Acquisitions ...................       16,230(d)
Incurred related to:
  Current period ...............      468,829
  Prior period .................      (21,398)
                                   ----------
    Total incurred .............      447,431
                                   ----------
Paid related to:
  Current period ...............      393,662
  Prior period .................       40,160
                                   ----------
    Total paid .................      433,822
                                   ----------
BALANCE, MARCH 31, 2003 ........   $   94,767
                                   ==========

(d) Includes reserves acquired in connection with the acquisition of 80% of the outstanding capital stock of University Health Plans, Inc.

Our claims reserving process utilizes a consistent actuarial methodology to estimate our ultimate liability. Any reduction in the "Incurred related to:
Prior period" claims may be offset as we actuarially determine "Incurred related to: Current period." As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs. We believe we have consistently applied our claims reserving methodology in each of the periods presented.